UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 10, 2004

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28316 (Commission File Number)	72-1252405 (IRS Employer Identification No.)

250 North American Court, Houma, Louisiana (Address of principal executive offices)	70363 (Zip Code)

(504) 851-3833
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 9, 2004, Trico Marine Services, Inc. (the "Company") entered into an agreement (the "Plan Support Agreement") with more than 67% percent of the holders of the Company's $250 million 8 7/8 senior notes due 2012 (the "Senior Notes"), pursuant to which the holders of the Senior Notes have agreed to support a consensual financial restructuring of the Company. Under the terms of the Plan Support Agreement, each holder of the Senior Notes would receive, in exchange for its total claim (including principal and interest), its pro rata portion of 100% of the fully diluted new common stock of the reorganized Company before giving effect to (i) the exercise of the warrants to be issued to existing holders of equity interests in the Company, and (ii) a new employee option plan. At a meeting of the Board of Directors (the "Board") of the Company held on September 10, 2004, the Board ratified, confirmed and approved the execution and delivery of the Plan Support Agreement by the Company to the supporting holders of the Senior Notes. Based on the Plan Support Agreement, the Company believes it has the support of the requisite body of holders of the Senior Notes necessary to implement a comprehensive financial restructuring through a prepackaged or prearranged bankruptcy case involving the Company, Trico Marine Assets, Inc. and Trico Marine Operators, Inc.

On September 10, 2004, the Board adopted and approved the Trico Marine Services, Inc. 2004 Key Employee Retention Plan (the "Retention Plan"). Dated September 10, 2004, the Retention Plan is designed to encourage key employees of the Company, including Thomas E. Fairley, Trevor Turbidy, Kenneth W. Bourgeois, D. Michael Wallace, Geoff A. Jones and certain other persons, to continue their employment with the Company during the Company's restructuring process by providing cash payments to these employees. Subject to certain limited exceptions relating to involuntary terminations of employment, in order to receive the applicable cash payment pursuant to the Retention Plan, these eligible employees must remain in active employment of the Company from the date of adoption of the Retention Plan to the date of the cash payment. The Board limited the sum of the total amounts payable to all eligible employees under the Retention Plan to $1.1 million and authorized the following cash payments: (i) $250,000 to each of the Company's Chief Executive Officer, Thomas E. Fairley, and its Chief Financial Officer, Trevor Turbidy; (ii) $75,000 to each of Kenneth W. Bourgeois, Vice President, D. Michael Wallace, Vice President, International Business Development, and Geoff A. Jones, Corporate Controller; and (iii) a total of $417,500 to other key employees covered by the Retention Plan.

On September 10, 2004, the Board also adopted and approved the Trico Marine Services, Inc. Severance Plan (the "Severance Plan") pursuant to which the Company's senior executive officers and management as well as certain other non-vessel employees of the Company and its subsidiaries are entitled to receive benefits upon certain terminations of their employment with the Company. Employees who are eligible for severance benefits under employment agreements with the Company are not eligible under the Severance Plan. The Severance Plan is effective as of September 1, 2004. The amount of severance benefits to which an eligible employee may be entitled pursuant to the Severance Plan is determined by such employee's level of employment, level of compensation and, in some cases, years of continuous service. The maximum amount of severance benefits available under the Severance Plan is equal to 12 months of monthly pay, plus certain approved but unpaid bonuses, for certain eligible employees.

On September 10, 2004, the Board also approved a director's fee of $20,000 per month for Joseph S. Compofelice for the duration of Mr. Compofelice's term as Chairman of the Board, effective September 1, 2004.

Item 7.01.	Regulation FD Disclosure.

On September 10, 2004, Trico Marine Services, Inc. issued the press releases attached hereto as Exhibit 99.1 and Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	Plan Support Agreement Regarding Trico Marine Services, Inc., Trico Marine Assets, Inc., and Trico Marine Operators, Inc. dated as of September 8, 2004

	99.1	Press release issued by Trico Marine Services, Inc. on September 10, 2004 announcing consensual restructuring agreement with senior noteholders

	99.2	Press release issued by Trico Marine Services, Inc. on September 10, 2004 announcing restructuring update

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

By:	/s/ Trevor Turbidy
Trevor Turbidy Vice President and Chief Financial Officer

Dated:     September 10, 2004